Exhibit 99.1

NEWS RELEASE	February 16, 2010

For more information, contact:

Kirk Whorf

Executive Vice President, Chief Financial Officer

kwhorf@northstatebank.com; 919-645-2707

Larry D. Barbour, President and Chief Executive Officer

919-855-9925

NORTH STATE BANK ACQUIRES

MORTGAGE OPERATIONS OF

AFFILIATED MORTGAGE

RALEIGH, N.C…North State Bank has completed the acquisition of the mortgage operations of Raleigh-based Affiliated Mortgage, announced Larry Barbour, president and CEO for North State. The agreement was finalized on February 12, 2010, creating a new division of the bank- North State Bank Mortgage. Ken Sykes, former managing partner for Affiliated, will serve as division president.

“We are pleased to have the staff of Affiliated Mortgage join North State Bank,” commented Barbour. “Providing residential mortgages will be a key component in serving our customers’ needs, and we look forward to doing this through Ken’s leadership,” continued Barbour.

The new division’s headquarters will be housed at North State’s North Hills office, while experienced mortgage officers will be located in the North Raleigh, West Raleigh, North Hills and Garner offices.

North State Bank Mortgage will offer traditional mortgage products, and has never been and never intends to be involved in sub-prime mortgage lending, a practice that helped prompt the current recession.

Founded in 2000, North State Bank is a full-service community bank serving Wake and New Hanover counties through seven full-service offices and Carteret County through one loan production office.

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North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC”.

www.northstatebank.com

This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, changes in real estate values and the real estate market, regulatory changes and increased deposit insurance assessments, economic conditions, changes in interest rates, substantial changes in financial markets, loss of deposits and loan demand to other savings and financial institutions and our limited operating history. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company and at www.northstatebank.com.